Exhibit 99.1

For Release
October 24, 2018
1:15 p.m. PDT

Contacts:
Ed Pierce
Chief Financial Officer
(818) 878-7900

ASGN Incorporated Reports Third Quarter 2018 Results
Financial results above previously-announced estimates

CALABASAS, Calif., October 24, 2018 -- ASGN Incorporated (NYSE: ASGN), a leading provider of IT and professional services in the technology, creative/digital, engineering and life sciences fields across commercial and government sectors, today reported financial results for the quarter ended September 30, 2018.

Highlights

•	Revenues were $906.4 million, up 35.9 percent (10.5 percent on a pro forma basis) over the third quarter of 2017. Pro forma assumes the acquisition of ECS occurred at the beginning of 2017.

•	Net income was $49.2 million ($0.93 per diluted share), up from $34.9 million ($0.66 per diluted share) in the third quarter of 2017.

•	Adjusted Net Income (a non-GAAP measure) was $68.7 million ($1.30 per diluted share), up from $44.1 million ($0.83 per diluted share) in the third quarter of 2017.

•	Adjusted EBITDA (a non-GAAP measure) was $112.9 million (12.4 percent of revenues), up from $83.4 million (12.5 percent of revenues) in the third quarter of 2017.

•	Cash flows from operating activities were $92.1 million, up from $54.6 million in the third quarter of 2017.

•	Free cash flow (a non-GAAP measure) was $84.6 million, or 9.3 percent of revenues.

•
During the quarter, paid down $88.0 million of debt and the leverage ratio (a non-GAAP measure) was 2.89 to 1 at September 30, 2018, down from 3.2 to 1 at June 30, 2018. Since the closing of the ECS acquisition on April 2, 2018 through September 30, 2018, repaid $221.0 million of debt.

•	During the quarter, ECS secured $306.4 million in new awards, which are included in its $1.5 billion contract backlog as of September 30, 2018.

•
Book-to-bill ratio (a non-GAAP measure) for ECS for the quarter was 1.7 to 1. Book-to-bill ratio was calculated as the sum of the change in total contract backlog during the quarter plus revenues for the quarter, divided by revenues for the quarter.

Management Commentary

"The U.S. economy continues to perform well and our commercial and governmental clients are aggressively investing in their businesses", commented Peter Dameris, CEO of ASGN. Against this strong economic back drop, along with a continued increase in the adoption of our "shared resource" delivery model, we were able to accelerate our growth rate and expect to continue to be able to deliver above-market growth in the quarters ahead. We believe that we are well positioned to continue to service our customers' IT needs as technology rapidly evolves and is adopted."

Third Quarter 2018 Financial Results

Revenues were $906.4 million, up 35.9 percent year-over-year on a reported basis and 10.5 percent on a pro forma basis, which assumes the acquisition of ECS occurred at the beginning of 2017. On a "Same Billable Days" and "Constant Currency Basis" (both non-GAAP measures), the pro forma year-over-year growth rate would have been approximately 40 basis points higher.

Assignment revenues for our Apex and Oxford segments totaled $705.6 million, up 11.2 percent year-over-year and permanent placement revenues were $36.8 million (4.1 percent of revenues) compared with $32.7 million (4.9 percent of revenues) in the third quarter of 2017. Revenues for the quarter included $164.0 million in revenues from ECS, which was acquired on April 2, 2018. ECS is reported as a separate operating segment.

Our largest segment, Apex, accounted for 65.1 percent of total revenues and grew 14.0 percent year-over-year. Our Oxford Segment accounted for 16.8 percent of total revenues and was up 2.1 percent year-over-year. Our ECS Segment accounted for 18.1 percent of total revenues and was up 7.1 percent year-over-year on a pro forma basis.

Gross profit was $270.1 million, up $51.8 million, or 23.8 percent year-over-year. Gross margin was 29.8 percent, compared with 32.7 percent in the third quarter of 2017 on a reported basis and 30.0 percent on a pro forma basis. The compression in reported gross margin was primarily due to the inclusion of ECS, which has lower margins than our other segments. On a pro forma basis, the gross margin compression is mainly related to changes in business mix.

Selling, general and administrative (“SG&A”) expenses were $177.3 million (19.6 percent of revenues), compared with $149.2 million (22.4 percent of revenues) in the third quarter of 2017. SG&A expenses for the quarter included acquisition, integration and strategic planning expenses of $1.6 million, compared with $1.5 million in the third quarter of 2017.

Amortization of intangible assets was $18.5 million, up from $8.2 million in the third quarter of 2017. The increase is related to the intangible assets from the ECS acquisition.

Interest expense was $14.6 million compared with $7.1 million in the third quarter of 2017. Interest expense for the quarter was comprised of (i) $13.2 million of interest on the credit facility and (ii) $1.4 million of amortization of deferred loan costs. Interest expense was $6.0 million lower than the preceding quarter as a result of (i) a one-time expense of $5.8 million in the second quarter of 2018 related to the amendment of the credit facility effective April 2, 2018 and (ii) lower average outstanding borrowings, partially offset by a higher average interest rate.

The effective tax rate for the quarter was 17.5 percent, down from 25.5 percent in the second quarter of 2018. The sequential improvement in the rate was mainly attributable to: (i) changes in our provisional estimates for the transitional tax on deemed foreign dividends and the tax treatment of executive compensation based on recently issued IRS regulations, (ii) higher excess tax benefits from stock-based compensation and higher employment tax credits and (iii) a one-time benefit of approximately $1.8 million resulting from the acceleration into 2017 of the tax deduction for certain deferred loan costs. For the fourth quarter of 2018, we estimate the effective tax rate (before excess tax benefits on stock-based compensation) to be approximately 26.0 percent.

Net income was $49.2 million ($0.93 per diluted share), up from $34.9 million ($0.66 per diluted share) in the third quarter of 2017. Adjusted Net Income (a non-GAAP measure) was $68.7 million ($1.30 per diluted share), up from $44.1 million ($0.83 per diluted share) in the third quarter of 2017. Adjusted EBITDA (a non-GAAP measure) was $112.9 million (12.4 percent of revenues), up from $83.4 million (12.5 percent of revenues) in the third quarter of 2017. Reconciliations between GAAP and non-GAAP measures are included in this release.

Cash flows from operating activities were $92.1 million and free cash flow (a non-GAAP measure) was $84.6 million. At September 30, 2018, our leverage ratio (a non-GAAP measure) was 2.89 to 1, down from 3.2 to 1 at June 30, 2018.

Fourth Quarter 2018 Financial Estimates

ASGN is providing financial estimates for the fourth quarter of 2018. These estimates do not include any acquisition, integration or strategic planning expenses and assume no deterioration in the markets that ASGN serves. These estimates also assume no significant change in foreign exchange rates. Reconciliations of estimated net income to the estimated non-GAAP measures are included in this release.

•	Revenues of $905.0 million to $915.0 million

•	Gross margin of 29.5 percent to 30.0 percent

•	SG&A expenses (excludes amortization of intangible assets) of $178.7 million to $181.2 million (includes $7.0 million in depreciation and $9.1 million in stock-based compensation expense)

•	Amortization of intangible assets of $18.6 million

•	Interest expense of $14.4 million

•	Effective tax rate of 26.0 percent (before any excess tax benefits related to stock-based compensation)

•	Net income of $40.9 million to $44.6 million

•	Earnings per diluted share of $0.77 to $0.84

•	Diluted shares outstanding of 53.3 million

•	Adjusted EBITDA(1) (a non-GAAP measure) of $107.0 million to $112.0 million

•	Adjusted Net Income (a non-GAAP measure) of $59.2 million to $62.9 million

•	Adjusted Net Income per diluted share(2) (a non-GAAP measure) of $1.11 to $1.18
_______________

(1)	Depreciation of $2.6 million included in costs of services related to an ECS project and depreciation of $7.0 million included in SG&A expenses are added back in the determination of Adjusted EBITDA.

(2)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $6.8 million each quarter, or $0.13 per diluted share, and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.

Our financial estimates above are based on our estimate of “Billable Days” which are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. For the fourth quarter, we estimate Billable Days of 60.2 (for our Apex and Oxford segments), which is 0.2 more than the fourth quarter of 2017 and 2.2 fewer than the third quarter of 2018. Each Billable Day is approximately $11.8 million in revenues. On a pro forma basis, which assumes the acquisition of ECS occurred at the beginning of 2017, our revenue estimates imply year-over-year growth of 8.8 to 10.0 percent.

Conference Call

ASGN will hold a conference call today at 5:00 p.m. EDT to review its financial results for the third quarter. The dial-in number is 800-230-1059 (+1-612-234-9959 for callers outside the United States) and the conference ID number is 455205. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials, and the webcast for this call can be accessed at asgn.com.

A replay of the conference call will be available beginning Wednesday, October 24, 2018 at 7:00 p.m. EDT until midnight on Wednesday, November 7, 2018. The access number for the replay is 800-475-6701 (+1-320-365-3844 outside the United States) and the conference ID number is 455205.

About ASGN Incorporated
ASGN Incorporated (NYSE: ASGN) is a leading provider of IT and professional services in the technology, creative/digital, engineering and life sciences fields across commercial and government sectors. Operating through its Apex, Oxford and ECS segments, ASGN helps leading corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT solutions.
Our mission as an organization is to be the most trusted partner for companies seeking highly skilled human capital and integrated solutions to fulfill their strategic and operational needs. ASGN was founded in 1985 and is headquartered in Calabasas, California. For more information, visit us at asgn.com.
Reasons for Presentation of Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"), and is intended to enhance an overall understanding of our current financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Below is a discussion of our non-GAAP financial measures.

Pro forma revenues and gross profit by segment are presented to provide a more consistent basis for comparison between quarters. Pro forma was prepared as if the acquisition of ECS occurred at the beginning of 2017. Although the pro forma segment data are considered non-GAAP measures, they were calculated in the same manner as the consolidated pro forma data, which are GAAP measures.

EBITDA (earnings before interest, taxes, depreciation and amortization of intangible assets) and Adjusted EBITDA (EBITDA plus stock-based compensation expense and, as applicable, acquisition, integration and strategic planning expenses, write-off of loan costs and impairment charges) are used to determine a portion of the compensation for some of our executives and employees. Stock-based compensation expense is added to arrive at Adjusted EBITDA because it is a non-cash expense. Write-off of loan costs, acquisition, integration and strategic planning expenses and impairment charges are added, as applicable, to arrive at Adjusted EBITDA as they are not indicative of the performance of our core business on an ongoing basis.

Non-GAAP net income (net income, less income (loss) from discontinued operations, net of tax, plus, as applicable, write-off of loan costs, credit facility amendment expenses, acquisition, integration and strategic planning expenses, accretion of fair value discount on contingent consideration, impairment charges, and the tax effect of these items) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis. Adjusted Net Income (Non-GAAP net income plus amortization of intangible assets, less income taxes on amortization for financial reporting purposes not deductible for income tax purposes) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of our acquisitions.

Constant currency information removes the effect of year-over-year changes in foreign currency exchange rates. Constant currency information is calculated using the foreign currency exchange rates from the same period in the prior year.

Billable Days are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. In order to remove the fluctuations caused by comparable periods having different billable days, revenues on a Same Billable Days basis are calculated by taking the current period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year.

The term Same Billable Days and Constant Currency basis means that the impact of year-over-year changes in foreign currency exchange rates has been removed from the Same Billable Days basis calculation.

Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures. Management believes this provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities. Our leverage ratio provides information about our compliance with loan covenants and is calculated in accordance with our credit agreement, as filed with the Securities and Exchange Commission ("SEC"), by dividing our total indebtedness by trailing 12 months Adjusted EBITDA.

Reasons for Presentation of Operating Metrics and Supplemental Information

Operating metrics are intended to enhance the overall understanding of our business and our current financial performance. These operating metrics might not be calculated in the same manner as, and thus might not be comparable to, similarly titled metrics reported by other companies. Contract backlog for our ECS segment represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders. Book-to-bill ratio for our ECS segment is calculated as the sum of the change in total backlog during the quarter plus revenues for the quarter, divided by revenues for the quarter. The operating metrics for the Apex and Oxford segments presented on this release are calculated as follows: average number of staffing consultants are full time equivalent staffing consultant headcount in the quarter; average number of contract professionals and average number of customers are the number of contract professionals employed each week and the number of customers served each week, averaged for the quarter, respectively (average is weighted by total number of hours billed per week); top 10 customers as a percentage of revenue are the 10 largest clients defined by the revenue generated in the quarter, divided by total revenues in the quarter; gross profit per staffing consultant is gross profit for the quarter divided by the average number of staffing consultants; average bill rate is total assignment revenue client billings in the quarter divided by total hours billed in the quarter.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance.

All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, we make no assurances that the estimates of revenues, gross margin, SG&A, amortization, effective tax rate, net income, diluted shares outstanding, contract backlog, book-to-bill ratio, Adjusted EBITDA, Adjusted Net Income, and related per share amounts (as applicable) set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining clients, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries, and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 1, 2018 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, as filed with the SEC on May 10, 2018 and August 9, 2018, respectively. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017

Revenues	$906,449	$667,048	$878,509	$2,470,131	$1,946,889
Costs of services	636,277	448,733	614,663	1,718,376	1,317,493
Gross profit	270,172	218,315	263,846	751,755	629,396
Selling, general and administrative expenses	177,335	149,197	179,616	521,395	440,446
Amortization of intangible assets	18,540	8,248	18,548	44,689	25,011
Operating income	74,297	60,870	65,682	185,671	163,939
Interest expense	(14,606)	(7,099)	(20,573)	(41,724)	(21,667)
Income before income taxes	59,691	53,771	45,109	143,947	142,272
Provision for income taxes	10,474	18,892	11,508	31,889	51,775
Income from continuing operations	49,217	34,879	33,601	112,058	90,497
Loss from discontinued operations, net of tax	(45)	(23)	(40)	(233)	(153)
Net income	$49,172	$34,856	$33,561	$111,825	$90,344

Per share income from continuing operations and net income:
Basic	$0.94	$0.66	$0.64	$2.14	$1.72
Diluted	$0.93	$0.66	$0.63	$2.11	$1.70

Number of shares and share equivalents used to calculate earnings per share:
Basic	52,362	52,500	52,305	52,282	52,660
Diluted	53,034	53,173	53,010	52,990	53,319

SEGMENT FINANCIAL INFORMATION (Unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017
(Dollars in millions)

	Reported				Pro Forma
	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,		September 30,
	2018	2017	2018	2017	2018	2017	2018	2017
Revenues:
Apex:
Assignment	$575.2	$506.4	$1,653.8	$1,469.0	$575.2	$506.4	$1,653.8	$1,469.0
Permanent placement	14.4	11.1	41.9	33.5	14.4	11.1	41.9	33.5
	589.6	517.5	1,695.7	1,502.5	589.6	517.5	1,695.7	1,502.5
Oxford:
Assignment	130.4	128.0	386.1	379.9	130.4	128.0	386.1	379.9
Permanent placement	22.4	21.6	69.2	64.5	22.4	21.6	69.2	64.5
	152.8	149.6	455.3	444.4	152.8	149.6	455.3	444.4

ECS	164.0	—	319.1	—	164.0	153.1	468.2	435.0

Consolidated:
Assignment	705.6	634.4	2,039.9	1,848.9	705.6	634.4	2,039.9	1,848.9
Permanent placement	36.8	32.7	111.1	98.0	36.8	32.7	111.1	98.0
ECS	164.0	—	319.1	—	164.0	153.1	468.2	435.0
	$906.4	$667.1	$2,470.1	$1,946.9	$906.4	$820.2	$2,619.2	$2,381.9
Percentage of total revenues:
Apex	65.1%	77.6%	68.6%	77.2%	65.1%	63.1%	64.7%	63.1%
Oxford	16.8%	22.4%	18.4%	22.8%	16.8%	18.2%	17.4%	18.7%
ECS	18.1%	—%	13.0%	—%	18.1%	18.7%	17.9%	18.2%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Assignment	77.8%	95.1%	82.5%	95.0%	77.8%	77.3%	77.9%	77.7%
Permanent placement	4.1%	4.9%	4.5%	5.0%	4.1%	4.0%	4.2%	4.1%
ECS	18.1%	—%	13.0%	—%	18.1%	18.7%	17.9%	18.2%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Domestic	95.7%	94.8%	95.3%	95.0%	95.7%	95.8%	95.5%	95.9%
Foreign	4.3%	5.2%	4.7%	5.0%	4.3%	4.2%	4.5%	4.1%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit:
Apex	$177.8	$155.7	$506.1	$445.9	$177.8	$155.7	$506.1	$445.9
Oxford	62.7	62.6	187.3	183.5	62.7	62.6	187.3	183.5
ECS	29.6	—	58.3	—	29.6	27.9	85.0	84.8
Consolidated	$270.1	$218.3	$751.7	$629.4	$270.1	$246.2	$778.4	$714.2
Gross margin:
Apex	30.2%	30.1%	29.8%	29.7%	30.2%	30.1%	29.8%	29.7%
Oxford	41.1%	41.8%	41.1%	41.3%	41.1%	41.8%	41.1%	41.3%
ECS	18.1%	—%	18.3%	—%	18.1%	18.2%	18.1%	19.5%
Consolidated	29.8%	32.7%	30.4%	32.3%	29.8%	30.0%	29.7%	30.0%

SELECTED CASH FLOW INFORMATION (Unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017
(In thousands)

	Three Months Ended		Nine Months Ended
	2018	2017	2018	2017
Cash provided by operating activities	$92,082	$54,594	$223,561	$138,187
Capital expenditures	(7,500)	(4,830)	(22,093)	(18,038)
Free cash flow (non-GAAP measure)	$84,582	$49,764	$201,468	$120,149

Cash used in investing activities(1)	$(7,296)	$(30,510)	$(782,526)	$(43,866)
Cash provided by (used in) financing activities(1)	$(88,466)	$(15,525)	$564,017	$(94,817)

(1)	Investing and financing activities in 2018 included the ECS acquisition and related financing.

SELECTED CONSOLIDATED BALANCE SHEET DATA
AS OF SEPTEMBER 30, 2018 AND DECEMBER 31, 2017
(In thousands)

	2018	2017
	(Unaudited)
Cash and cash equivalents	$40,888	$36,667
Accounts receivable, net	572,864	428,536
Total current assets	646,599	499,523
Goodwill and intangible assets, net	1,923,193	1,246,861
Total assets	2,664,590	1,810,129
Total current liabilities	291,417	166,717
Working capital	355,182	332,806
Long-term debt	1,154,154	575,213
Other long-term liabilities	89,195	76,808
Stockholders’ equity	1,129,824	991,391

RECONCILIATION OF NET INCOME TO EBITDA (NON-GAAP MEASURE) AND
ADJUSTED EBITDA (NON-GAAP MEASURE) (Unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017
(In thousands)

	Three Months Ended		Nine Months Ended
	2018	2017	2018	2017
Net income	$49,172	$34,856	$111,825	$90,344
Loss from discontinued operations, net of tax	45	23	233	153
Interest expense	14,606	7,099	41,724	21,667
Provision for income taxes	10,474	18,892	31,889	51,775
Depreciation	9,759	6,403	26,609	18,482
Amortization of intangible assets	18,540	8,248	44,689	25,011
EBITDA (non-GAAP measure)	102,596	75,521	256,969	207,432
Stock-based compensation	8,619	6,382	22,380	17,943
Acquisition, integration and strategic planning expenses	1,636	1,480	14,866	3,115
Adjusted EBITDA (non-GAAP measure)	$112,851	$83,383	$294,215	$228,490

RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME AND
ADJUSTED NET INCOME (NON-GAAP MEASURE) (Unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	2018	2017	2018	2017
Net income	$49,172	$34,856	$111,825	$90,344
Loss from discontinued operations, net of tax	45	23	233	153
Credit facility amendment expenses(1)	—	804	6,159	2,728
Acquisition, integration and strategic planning expenses	1,636	1,480	14,866	3,115
Tax effect on adjustments	(427)	(891)	(5,487)	(2,279)
Non-GAAP net income	50,426	36,272	127,596	94,061
Amortization of intangible assets	18,540	8,248	44,689	25,011
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(269)	(405)	(807)	(1,217)
Adjusted Net Income (non-GAAP measure)(2)	$68,697	$44,115	$171,478	$117,855

Per diluted share:
Net income	$0.93	$0.66	$2.11	$1.70
Adjustments	0.37	0.17	1.13	0.51
Adjusted Net Income (non-GAAP measure)(2)	$1.30	$0.83	$3.24	$2.21

Weighted average common and common equivalent shares outstanding (diluted)	53,034	53,173	52,990	53,319

(1)
During the nine months ended September 30, 2018 we incurred $22.5 million in fees related to the amendment to our credit facility to fund the acquisition of ECS, of which $6.2 million were expensed as incurred and included in interest expense. The remaining $16.3 million fees were capitalized and are being amortized over the term of the credit facility. During the nine months ended September 30, 2017 we amended our credit facility and incurred $3.3 million in fees, of which $2.7 million were expensed as incurred and included in interest expense, while the remaining were capitalized and are being amortized over the term of the credit facility.

(2)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $6.8 million per quarter (approximately $0.13 per diluted share) and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.

OPERATING METRICS (Unaudited)

APEX AND OXFORD SEGMENTS

	Q3 2018	Q2 2018	Q3 2017
Average number of staffing consultants:
Apex	1,660	1,532	1,567
Oxford	929	929	925
Average number of customers:
Apex	3,751	3,666	3,530
Oxford	992	1,002	1,048
Average number of contract professionals(1):
Apex	20,464	19,536	18,236
Oxford	2,989	2,913	2,896
Top 10 customers as a percentage of revenues:
Apex	24.0%	23.9%	26.7%
Oxford	12.1%	11.9%	11.3%
Average bill rate:
Apex	$59.89	$59.53	$58.16
Oxford	$100.91	$101.51	$100.78
Gross profit per staffing consultant:
Apex	$107,000	$111,000	$99,000
Oxford	$68,000	$71,000	$68,000

(1)	Average number of contract professionals placed on assignment each week that are considered our employees; this number does not include employees of our subcontractors.

ECS SEGMENT SUPPLEMENTAL INFORMATION (Unaudited)

MIX OF REVENUES BY CONTRACT TYPE(1)

	Q3 2018	Q2 2018	Q3 2017
Firm-fixed-price	29.4%	28.8%	31.6%
Time and materials	25.7%	31.6%	30.4%
Cost-plus-fixed-fee	44.9%	39.6%	38.0%

MIX OF REVENUES BY CUSTOMER

	Q3 2018	Q2 2018	Q3 2017
Department of Defense and Intelligence Agencies	62.0%	61.6%	61.4%
Federal Civilian	32.0%	32.9%	34.3%
Commercial and Other	6.0%	5.5%	4.3%

CONTRACT BACKLOG(2) (In millions)

	September 30, 2018	June 30, 2018
Funded Contract Backlog(3)	$365.1	$278.2
Negotiated Unfunded Contract Backlog(4)	1,163.7	1,137.2
Contract Backlog	$1,528.8	$1,415.4

Information for the periods prior to the ECS acquisition date of April 2, 2018 is presented on a pro forma basis.

(1)
Firm-fixed-price ("FFP") contracts provide for a fixed price for specified products, systems and/or services. Time and materials ("T&M") contracts provide for payments based on fixed hourly rates for each direct labor hour expended and reimbursements for allowable material costs and out-of-pocket expenses. Cost-plus-fixed-fee ("CPFF") contracts provide for reimbursement of our direct contract costs and allowable and allocable indirect costs, plus the negotiated profit margin or fee.

(2)
Contract backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed. Contract backlog excludes awards which have been protested by competitors until the protest is resolved in our favor. ECS segregates contract backlog into two categories, funded contract backlog and negotiated unfunded contract backlog.

(3)
Funded contract backlog for contracts with U.S. government agencies primarily represents contracts for which funding has been formally awarded less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally awarded or authorized by the U.S. government even though the contract may call for performance over a number of years. Funded contract backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years, less revenues previously recognized on these contracts.

(4)
Negotiated unfunded contract backlog represents the estimated future revenues to be earned from negotiated contract awards for which funding has not been awarded or authorized, and unexercised priced contract options. Negotiated unfunded contract backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

FINANCIAL ESTIMATES FOR Q4 2018
RECONCILIATION OF ESTIMATED NET INCOME TO ESTIMATED NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)(2)	$40.9	$44.6
Interest expense	14.4	14.4
Provision for income taxes(2)	14.4	15.7
Depreciation(3)	9.6	9.6
Amortization of intangible assets	18.6	18.6
EBITDA (non-GAAP measure)	97.9	102.9
Stock-based compensation	9.1	9.1
Adjusted EBITDA (non-GAAP measure)	$107.0	$112.0

	Low	High
Net income(1)(2)	$40.9	$44.6
Amortization of intangible assets	18.6	18.6
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.3)	(0.3)
Adjusted Net Income (non-GAAP measure)(4)	$59.2	$62.9

Per diluted share:
Net income	$0.77	$0.84
Adjustments	0.34	0.34
Adjusted Net Income (non-GAAP measure)(4)	$1.11	$1.18

Weighted average common and common equivalent shares outstanding (diluted)	53.3	53.3

(1)	These estimates do not include acquisition, integration, or strategic planning expenses.

(2)	These estimates do not include excess tax benefits related to stock-based compensation.

(3)	Composed of $2.6 million of depreciation included in costs of services related to an ECS project and $7.0 million of depreciation included in SG&A expenses.

(4)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $6.8 million per quarter ($0.13 per diluted share) and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.